EXHIBIT 99

NEWS RELEASE


FOR IMMEDIATE RELEASE          Contact:  Larry E. Holdren
November 1, 1999                         President, Retail and Banking Division
                                         (740) 373-3155


                           PEOPLES BANCORP SUBSIDIARY
                    OPENS OFFICE IN HUNTINGTON, WEST VIRGINIA
             -------------------------------------------------------

         Marietta, Ohio - Peoples Bancorp Inc. (Nasdaq: PEBO) announced that today one of its subsidiaries, The Peoples Banking and Trust Company ("Peoples Bank"), completed its acquisition of a full-service banking facility in Huntington, West Virginia.
         The office, located at 1126 Twentieth Street in the Southeast Hills region of Huntington, offers full-service financial products and motor bank access. In the acquisition, Peoples Bank acquired deposits of approximately $5 million and loan balances of approximately $0.5 million.
         Larry E. Holdren, President of the Retail and Banking Division of Peoples Bank commented, "We are excited by the opportunity to offer Peoples Bank's array of products and services in the Huntington market. The Southeast Hills office, combined with our personalized service and internet banking capabilities, enhance our ability to serve this growing area of the Ohio River Valley."
         Peoples Bancorp Inc. is a diversified financial services holding company headquartered in Marietta, Ohio, with over $1 billion in assets. Peoples Bancorp, which is Y2K ready, operates 37 financial service locations in the states of Ohio, West Virginia, and Kentucky. Peoples Bancorp's banking subsidiaries include Peoples Bank with offices in Ohio and West Virginia; The First National Bank of Southeastern Ohio with three Ohio offices; and Peoples Bank FSB, with four Kentucky offices. Through its subsidiaries, Peoples Bancorp offers complete banking services and makes available other financial services, such as trust services, and investment and insurance products. Peoples Bancorp's common stock is traded through the Nasdaq National Market System under the symbol "PEBO." Learn more about Peoples Bancorp or enroll in Peoples OnLine Connection at www.peoplesbancorp.com.


                                 END OF RELEASE